Exhibit 99.1

Recent Developments

Preliminary Results for the First Two Months of 2015

Based on currently available information, we believe our net sales orders for the two months ended February 28, 2015 totaled 1,069 homes, representing a 16.8% increase as compared to 915 homes in the same period in 2014. We estimate that we had 532 home closings for the two months ended February 28, 2015, compared to 531 home closings in the same period in 2014.

Also based on currently available information, we believe that our backlog of homes sold but not closed as of February 28, 2015 increased by 9.4% to 2,789 homes as compared to our backlog of 2,550 homes sold but not closed as of February 28, 2014. We believe that the sales value of our backlog increased by 10.8% to $1.4 billion as of February 28, 2015 compared to $1.2 billion as of February 28, 2014.

The preliminary financial and other data set forth in this section has been prepared by, and is the responsibility of, our management. The foregoing information and estimates have not been compiled or examined by our independent auditors nor have our independent auditors performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the foregoing information and estimates are subject to revision as we prepare our financial statements and other disclosures as of and for the three months ending March 31, 2015, including all disclosures required by U.S. generally accepted accounting principles (“U.S. GAAP”). Because we have not completed our normal quarterly closing and review procedures for the three months ending March 31, 2015, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three months ending March 31, 2015 may differ materially from these estimates. These estimates should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of performance. In addition, these estimated results of operations and other data for the two months ended February 28, 2015 are not necessarily indicative of the results to be achieved for the full quarter ending March 31, 2015 or any future period. See “Forward-looking Statements” in this Current Report.

Revolving Credit Facility Amendment

We are currently in negotiations with our lenders to increase the amount available under the Restated Revolving Credit Facility up to $500.0 million, extend the maturity of the facility by two years to April 2019 and reduce the applicable margin thereunder.